[LETTERHEAD OF SANDWICH BANCORP, INC.]

                 COMPASSBANK TO MERGE WITH
                    SANDWICH BANCORP

     NEW BEDFORD AND SANDWICH, MASSACHUSETTS, February 2, 1998... CompassBank and Sandwich Bancorp, Inc. (NASDAQ:SWCB), the holding company for The Sandwich Co-operative Bank, Sandwich, MA, jointly announced today that they have signed a definitive agreement under which CompassBank will acquire Sandwich Bancorp for $53.00 cash per share of common stock, or approximately $110 million.

     Sandwich Bancorp, Inc. is a Massachusetts chartered, single-bank holding company with assets of $519 million, deposits of $423 million and eleven full-service offices in Barnstable and Plymouth counties. Upon completion of the acquisition, CompassBank's assets will increase to over $1.6 billion and total deposits will increase to $1.3 billion, making it the third largest savings bank in Massachusetts. The combined companies will become the leading independent community bank in Southeastern Massachusetts with 36 banking offices serving 23 cities and towns from the Rhode Island border to Plymouth, on to Cape Cod and on Martha's Vineyard.

     Kevin G. Champagne, President and CEO of CompassBank, stated, "This merger is a natural and complementary extension of our coastal market area and I am pleased that we will add eleven full-service banking offices to our franchise without any branch closures. Consumer and business customers of both institutions will benefit through an expanded branch distribution network, a commitment to community-based banking and a combination of similar banks with similar product lines. Sandwich Co-operative Bank, founded in 1885, has a long-standing commitment to its customers, employees and communities. CompassBank, founded in 1855, has thrived as a community-based savings bank with similar commitments."

     Frederic D. Legate, President and CEO of Sandwich Bancorp, noted, "Shareholders, customers and employees of Sandwich Bancorp will greatly benefit from this transaction. I am excited that we will join CompassBank and extend Sandwich Co-operative Bank's branch, ATM and electronic delivery network.
In an era of mega-bank consolidations, we believe that a combination with a strong, independent, community-focused institution, with an adjacent franchise, will enhance customer service, retain local jobs and enhance shareholder value. CompassBank's knowledge of our market, their heritage as an institution that services coastal communities, and their commitment to customers and employees, makes this an ideal fit."

     The proposed acquisition was announced by Kevin G. Champagne, President and CEO of CompassBank, and Frederic D. Legate, President and CEO of Sandwich Bancorp, and is subject to the approval of the shareholders of Sandwich Bancorp, Inc. and federal and state bank regulatory authorities, as well as other customary conditions. As part of the acquisition agreement, CompassBank announced that following approval from the Massachusetts Commissioner of Banks, its parent holding company, The 1855 Bancorp would form a new mid-tier stock holding company which may sell up to 49% of its stock to CompassBank depositors. Following the subscription offering and consummation of the acquisition agreement, The 1855
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CompassBank/Sandwich Bancorp, Inc.
Page 2 of 2

Bancorp, a mutual bank holding company, would retain a majority ownership of the new mid-tier holding company and Sandwich Co-operative Bank would merge into CompassBank. Subject to all necessary approvals, the transaction is expected to be completed in the Fall of 1998.

     Kevin Champagne continued, "our new form of ownership, which was specifically chosen for this transaction, will allow us to continue to focus on customers in Southeastern Massachusetts and Cape Cod. This form of corporate ownership provides for a stable, long-term base for the company and will provide continuity to the existing customers of Sandwich Co-operative Bank and CompassBank, and to the communities served by the banks."

     Under the terms of the agreement, Kevin G. Champagne will serve as President and Chief Executive Officer. Frederic D. Legate and eight directors of Sandwich Bancorp will join The 1855 Bancorp's Board of Trustees. Additionally, Mr. Legate and two current directors of Sandwich Bancorp will be added to CompassBank's Board of Directors. The transaction represents approximately 260% of tangible book value of Sandwich Bancorp common stock and 21.8 times trailing earnings as of December 31, 1997 and the combination will be accounted for under the purchase accounting method.

     CompassBank is a $1.1 billion state chartered savings bank operating as a wholly owned subsidiary of The 1855 Bancorp. The bank has 23 full-service branch offices, two limited service offices in area high schools, and a network of 25 branch and remote ATMs, serving Southeastern Massachusetts and Martha's Vineyard. The bank provides a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance and alternative investments.


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